Exhibit 10.4

TABULA RASA HEALTHCARE, INC.

ANNUAL INCENTIVE PLAN

TABULA RASA HEALTHCARE, INC.

ANNUAL INCENTIVE PLAN

1.                                      Effective Date and Purpose

Tabula Rasa Healthcare, Inc. (the “Company”) hereby adopts the Tabula Rasa Healthcare, Inc. Annual Incentive Plan (the “Plan”) effective as of the Effective Date.  The purpose of the Plan is to enhance the ability of the “Company to attract, reward and retain employees, to strengthen employee commitment to the Company’s success and to align employee interests with those of the Company’s stockholders by providing variable compensation, based on the achievement of performance objectives. To this end, the Plan provides a means of annually rewarding participants based on the performance of the Company and, where appropriate, on a participant’s personal performance.

2.                                      Definitions

(a)                                 “Award” shall mean the actual amount of the incentive award earned by a Participant under the Plan for any Performance Period.

(b)                                 “Board” shall mean the Company’s Board of Directors as constituted from time to time.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended or any successor statute thereto and the regulations promulgated thereunder.

(d)                                 “Committee” shall mean the Compensation Committee of the Board. The Committee may delegate its responsibilities for administering the Plan to an award committee or an Executive Officer or such other officer as it deems appropriate; provided that it may not delegate its responsibilities under the Plan relating to Executive Officers or its authority to amend or terminate the Plan.

(e)                                  “Company” shall mean Tabula Rasa Healthcare, Inc. or any successor corporation.

(f)                                   “Effective Date” shall mean January 1, 2017.

(g)                                  “Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any individual (i) employed in a casual or temporary capacity (i.e., those hired for a specific job of limited duration), (ii) whose terms of employment are governed by a collective bargaining agreement that does not provide for participation in the Plan, (iii) characterized as a “leased employee” within the meaning of Code section 414, or (iv) classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of the Plan, unless the Committee determines otherwise.

(h)                                 “Employer” shall mean Tabula Rasa Healthcare, Inc. and each Participating Company.

(i)                                     “Executive Officer” shall mean the executive officers of the Company as defined in the Securities Exchange Act of 1934, as amended, and as determined by the Committee in its sole discretion.

(j)                                    “Participant” for any Performance Period, shall mean an Employee designated by the Committee to participate in the Plan.

(k)                                 “Participating Company” means any subsidiaries of the Company, within the meaning of section 424(f) of the Code, authorized from time to time by the Committee as eligible to participate in the Plan.

(l)                                     “Performance Goals” for any Performance Period, shall mean (i) individual performance goals, which may include, but are not limited to: personal or team performance; measures such as teamwork, interpersonal skills, communication skills, employee development, or project management skills; leadership; or individual or team business objectives; and (ii) financial performance goals, which may include, but are not limited to: cash flow; earnings (including gross margin, earnings before interest and taxes, earnings before taxes, earnings before interest, taxes, depreciation, amortization and charges for stock-based compensation, earnings before interest, taxes, depreciation and amortization, and net earnings); earnings per share; growth in earnings or earnings per share; stock price; return on equity or average stockholder equity; total stockholder return or growth in total stockholder return either directly or in relation to a comparative group; return on capital; return on assets or net assets; revenue, growth in revenue or return on sales; income or net income; operating income, net operating income or net operating income after tax; operating profit or net operating profit; operating margin; return on operating revenue or return on operating profit; regulatory filings; regulatory approvals, litigation and regulatory resolution goals; other operational, regulatory or departmental objectives; budget comparisons; growth in stockholder value relative to established indexes, or another peer group or peer group index; development and implementation of strategic plans and/or organizational restructuring goals; development and implementation of risk and crisis management programs; improvement in workforce diversity; compliance requirements and compliance relief; safety goals; productivity goals; workforce management and succession planning goals; economic value added (including typical adjustments consistently applied from generally accepted accounting principles required to determine economic value added performance measures); measures of customer satisfaction, employee satisfaction or staff development; development or marketing collaborations, formations of joint ventures or partnerships or the completion of other similar transactions intended to enhance the Company’s revenue or profitability or enhance its customer base; merger and acquisitions; and any other goal that is established at the discretion of the Committee.

(m)                             “Performance Period” shall mean a calendar year of the Company or any other period designated by the Committee with respect to which an Award may be earned.

(n)                                 “Plan” shall mean this Tabula Rasa Healthcare, Inc. Annual Incentive Plan, as from time to time amended and in effect.

(o)                                 “Target Award Level” for any Participant with respect to any Performance Period, shall mean the target incentive amount, as determined by the Committee in its sole discretion.  The Target Award Level may be designated as dollar amount, percentage of base salary, or such other measure as determined by the Committee and may be established with minimum, target, or maximum levels.

3.                                      Eligibility

The Committee shall designate which Employees shall participate in the Plan for each Performance Period. To be eligible to receive an Award with respect to any Performance Period, an Employee must be actively employed by the Employer on the day the Award is paid.  Newly hired Employees may be eligible to receive a prorated Award for a Performance Period, as determined by the Committee.

4.                                      Administration

The administration of the Plan shall be consistent with the purpose and the terms of the Plan. The Plan shall be administered by the Committee. The Committee shall have full authority to establish the rules and regulations relating to the Plan, to interpret the Plan and those rules and regulations, to select Participants in the Plan, to determine each Participant’s Target Award Level, to approve all of the Awards, to decide the facts in any case arising under the Plan and to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Plan, including the delegation of such authority or power, where appropriate; provided, however, that only the Committee shall have authority to amend or terminate the Plan.  All powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.

All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determination of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards need not be uniform as among Participants. The Committee’s administration of the Plan, including all such rules and regulations, interpretations, selections, determinations, approvals, decisions, delegations, amendments, terminations and other actions, shall be final and binding on the Employer and all employees of the Employer, including, the Participants and their respective beneficiaries.

5.                                      Determination of Awards

(a)                                 Setting Target Award Levels and Performance Goals.

(i)                                     The Committee may establish Performance Goals (and how they are weighted, if applicable) and Target Award Levels for Participants at such time or times as the Committee determines in its sole discretion. The Performance Goals established by the Committee may be (but need not be) different for each Performance Period and different Performance Goals may be applicable to different Participants.

(ii)                                  The Committee shall determine: (A) the Employees who shall be Participants during the Performance Period, (B) the Performance Goals for the Performance Period (and how they are weighted, if applicable) and (C) each Participant’s Target Award Level.

(b)                                 Earning An Award.  Generally, a Participant earns an Award for a Performance Period based on the level of achievement of the Performance Goals established by the Committee for that Performance Period.  A Participant will receive no Award if the level of achievement of all Performance Goals is below the minimum required to earn an Award for the applicable Performance Period, as specified by the Committee at the time the Performance Goals are established.  The Committee may adjust the Performance Goals to take into account such unanticipated circumstances or significant events as the Committee determines, including but not limited to, a corporate transaction, such as an acquisition, divestiture, a merger, consolidation, separation, reorganization or partial or complete liquidation, or to equitably reflect the occurrence of any other extraordinary or unusual event in the marketplace, any change in applicable accounting rules or principles, any change in applicable law, or any other change of a similar nature.

(c)                                  Discretionary Awards.  Notwithstanding any provision of the Plan to the contrary, in addition to the Award paid to a Participant under the Plan, if any, the Committee may pay to a Participant an additional amount, taking into account such factors as it deems appropriate and determines in its sole and absolute discretion.

6.                                      Changes to the Target

The Committee may at any time prior to the final determination of Awards change the Target Award Level of any Participant or assign a different Target Award Level to a Participant to reflect any change in the Participant’s responsibility level or position during the course of the Performance Period.

7.                                      Payment of Awards

A Participant’s Award shall be paid in cash as soon as administratively practicable after the end of the Performance Period.  To the extent a Participant obtains a “legally binding right” (within the meaning of Code Section 409A) to his or her Award, such Award shall be paid in cash as soon as practicable after, and no later than, March 15th following the end of the calendar year in which the Award is no longer subject to a “substantial risk of forfeiture” (within the meaning of Code Section 409A).

8.                                      Limitations on Rights to Payment of Awards

(a)                                 Employment.  Unless the Committee determines otherwise, no Participant shall have any right to receive payment of an Award under the Plan for a Performance Period unless the Participant remains in the employ of the Employer through the day the Award is paid.

(b)                                 Leaves of Absence.  Unless the Committee determines otherwise, if a Participant is on an authorized leave of absence during the Performance Period, such Participant shall be eligible to receive a prorated portion of any Award that would have been earned, based on the number of days that the Participant was actively employed and performed services during such Performance Period. If payments are to be made under the Plan after a Participant’s death, such payments shall be made to the personal representative of the Participant’s estate.

9.                                      Amendments and Termination

The Committee may amend, suspend or terminate the Plan at any time.

10.                               Miscellaneous Provisions

(a)                                 No Employment Right.  The Plan is not a contract between the Employer and the Employees or the Participants. Neither the establishment of the Plan, nor any action taken hereunder, shall be construed as giving any Employee or any Participant any right to be retained in the employ of the Employer. The Company is under no obligation to continue the Plan. Nothing contained in the Plan shall limit or affect in any manner or degree the normal and usual powers of management, exercised by the officers and the Board or committees thereof, to change the duties or the character of employment of any employee of the Employer or to remove the individual from the employment of the Employer at any time, all of which rights and powers are expressly reserved.

(b)                                 No Assignment.  A Participant’s right and interest under the Plan may not be assigned or transferred and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company’s sole discretion, the Employer’s obligation under the Plan to pay Awards with respect to the Participant.

(c)                                  Unfunded Plan.  The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund, or to make any other segregation of assets, to assure payment of Awards.

(d)                                 Withholding Taxes.  The Employer shall have the right to deduct from Awards paid any taxes or other amounts required by law to be withheld.

(e)                                  Governing Law.  The validity, construction, interpretation and effect of the Plan shall exclusively be governed by and determined in accordance with the law of the state of Delaware.